Sentinel Funds
D. Russell Morgan,
Chief Compliance Officer
Tele: (802) 229-3113
Fax: (802) 229-3743
E-mail:rmorgan@nationallife.com
October 29, 2009

United States Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

RE:	Sentinel Group Funds, Inc.
Sentinel Variable Products Trust

Sirs:

Enclosed for filing pursuant to Rule 17g-l(g) under the Investment Company Act of 1940, as amended, are the following items relating to the joint fidelity bond covering the above named investment companies:

	1.		A copy of the Bond, covering the term July 29, 2009 to July 29, 2010.

	2.		A certified copy of a resolution of the Board of Directors or Board of Trustees of each entity approving the fidelity bond.

	3.		A statement showing the amount of the single insured bond which each Fund would have provided and maintained had it not been named as an insured under the joint insured bond.

	4.		A statement as to the period for which premiums have been paid.

	5.	A copy of the Funds' Fidelity Bond Allocation Agreement.

Very truly yours,

/s/ D. Russell Morgan

D. Russell Morgan
Chief Compliance Officer

Distributed by Sentinel Financial Services Company
		One National Life Drive, Montpelier, Vermont 05604	(800) 282-FUND